Exhibit 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 (this “Amendment No. 1”) to that certain Agreement and Plan of Merger, dated as of January 18, 2011 (the “Merger Agreement”), by and among Ray Holding Corporation, a Delaware corporation (“Parent”); Ray Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and RAE Systems Inc., a Delaware corporation (the “Company”), is made and entered into as of April 3, 2011 by and among Parent, Merger Sub and the Company. All capitalized terms that are used in this Amendment No. 1 but not defined in this Amendment No. 1 shall have the respective meanings ascribed thereto in the Merger Agreement.
     WHEREAS, on April 2, 2011, the Company received an Acquisition Proposal from Rudy II Acquisition Corp. (the “Bidder”) (such Acquisition Proposal, the “BV/SFW Proposal”);
     WHEREAS, on April 3, 2011, Parent offered to amend the Merger Agreement on the terms set forth herein;
     WHEREAS, the boards of directors of Parent and Merger Sub have approved this Amendment No. 1;
     WHEREAS, the Board of Directors, after considering the recommendation of the Special Committee, has approved this Amendment No. 1 and has determined that the Merger (on the terms as provided in the Merger Agreement and as amended by this Amendment No. 1) is in the best interest of the Company and its stockholders and declared it advisable to enter into this Amendment No. 1 and the Merger (on the terms as provided in the Merger Agreement and as amended by this Amendment No. 1).
     The parties to this Amendment No. 1, intending to be legally bound, agree as follows:
     1. Merger Consideration. Section 1.5(a)(iii) of the Merger Agreement is hereby amended by replacing, in the definition of Merger Consideration set forth therein, the reference to “$1.75” with “$1.88”.
     2. BV/SFW Proposal. The following covenant shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.3(c) of the Merger Agreement:
The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with the Bidder, the entities that have provided signed guarantees of certain of the Bidder’s obligations in connection with the BV/SFW Proposal and their respective Affiliates and Representatives (the “BV/SFW Persons”) conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to the BV/SFW Proposal; for the avoidance of doubt, the foregoing shall not preclude the Company from taking any actions permitted by this Section 4.3 if one of more of the BV/SFW Persons submits a new Acquisition Proposal satisfying the requirements of the proviso to the first sentence of Section 4.3(a) of the Merger Agreement.

     3. Termination Fee. Section 8.4(c)(i) of the Merger Agreement is hereby amended by replacing, in clause (A) thereof, the reference to “$3,710,000” with “$4,010,000”.
     4. Public Announcement. The Company shall issue a press release on the date of this Amendment No. 1 with respect to the execution of this Amendment No. 1, which press release will be in form mutually agreed by the Company and Parent.
     5. Merger Agreement References. The parties hereto hereby agree that all references to the “Agreement” set forth in the Merger Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Merger Agreement as amended by this Amendment No. 1.
     6. Full Force and Effect. Except as expressly amended or modified hereby, the Merger Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Merger Agreement shall remain in full force and effect without any amendment or other modification thereto.
     7. Counterparts. This Amendment No. 1 may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment No. 1 (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment No. 1.
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In Witness Whereof, the parties have caused this Amendment No. 1 to be executed as of the date first above written.

Ray Holding Corporation
By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

Ray Merger Sub Corporation
By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

RAE Systems Inc.
By:	/s/ Randall Gausman
	Name:	Randall Gausman
	Title:	Chief Financial Officer

Amendment No. 1 Signature Page